Company Contact:	Investor Contacts:
Fortress International Group, Inc.	The Piacente Group, Inc.
Anthony Angelini, Chief Executive Officer	Lee Roth / Brandi Floberg
Phone: (410) 423-7300	Phone: 212-481-2050 figi@tpg-ir.com

Fortress International Group Appoints Kenneth D. Schwarz as Chief Financial Officer

COLUMBIA, Md., September 26, 2012 — Fortress International Group, Inc. (Other OTC: FIGI), announced today that it has appointed Ken Schwarz as Chief Financial Officer effective September 27, 2012. Mr. Schwarz replaces Timothy C. Dec, who resigned to pursue other opportunities. Mr. Dec has agreed to assist Mr. Schwarz to ensure an orderly transition as needed through the balance of the year.

Mr. Schwarz brings 36 years’ experience in senior-level financial positions, including considerable expertise in financial turnarounds, and has overseen initiatives that have resulted in improved shareholders’ equity. Most recently, he was the CFO of Primus Telecommunications Group (NYSE:PTGI), where he led a turnaround effort that resulted in significant EBITDA growth, debt refinancing and the divestiture of non-core assets.

“I am excited to have Ken join our team. He has a strong track record, and his experience with companies that are executing turnarounds and scaling for the future will be invaluable to our team. We are in the process of executing on our future vision for Fortress, and his energy and experience will further enhance our team, enabling us to better deliver on this vision,” said Anthony Angelini, Chief Executive Officer of Fortress. “I would also like to thank Tim for his contributions to Fortress over the past several years and am grateful for his assistance to Ken in this transition.”

Commenting on his new position, Mr. Schwarz added, “I am excited to join the Fortress team. This is a company with solid long-term growth prospects and an outstanding reputation in the data center and mission critical industry. With the changes made earlier in the year, I believe Fortress has a strong foundation for future success. I look forward to the opportunities that lie ahead and to working with Anthony and the management team to help Fortress realize its full potential.”

Prior to joining Fortress, Mr. Schwarz was CFO and SVP of Information Systems at Primus Telecommunications Group (PTGI), where he played a lead role in a strategic process that resulted in the sale of its Australian subsidiaries. Prior to PTGI, he was President and CFO of Simplexity, LLC, a privately owned online seller of wireless communications services. While at Simplexity, he led a financial restructuring that helped the predecessor business emerge from bankruptcy and secure equity and debt financing. Previously, he was President, Consumer Solutions, EVP and CFO of Intersections Inc. (INTX), where he assisted the company’s growth in revenue from $10 million to over $250 million along with acquisitions, several rounds of financings, an initial public offering. Additionally, he has held executive positions at companies including WinStar Telecommunications, Cable & Wireless, TeleSpectrum, Unitel Communications, National Telephone Services, MCI and Deloitte & Touche, LLP. He holds a bachelor’s degree and an MBA from Indiana University.

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In connection with his appointment as CFO, Mr. Schwarz received a stock option to purchase 350,000 shares of Fortress common stock. All of the independent directors of Fortress approved this grant, which was not made under any compensation plan approved by Fortress’ stockholders. The exercise price per share for these stock options is equal to the average of the high and low bid prices for Fortress’ common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. These stock options become exercisable in installments as follows (1) 100,000 shares become exercisable in three equal annual installments on the first, second, and third anniversaries of the grant date, (2) 100,000 shares become exercisable when the fair market value of Fortress’ common stock is at least $1.00 for 20 consecutive business days, (3) 100,000 shares become exercisable when the fair market value of Fortress’ common stock is at least $1.50 for 20 consecutive business days, and (4) 50,000 shares become exercisable when the fair market value of Fortress’ common stock is at least $2.00 for 20 consecutive business days.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

Fortress International Group, Inc. — setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" — that is, statements related to future — not past — events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company's senior management; risks relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating to our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.

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